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                                                                  EXHIBIT 10.24

                              CONSULTING AGREEMENT


       This CONSULTING AGREEMENT (the "Agreement") is entered into as of October 9, 1997, by and between American Physician Partners, Inc., a Delaware corporation (the "Company"), and Lawrence R. Muroff, M.D., a resident of the state of Florida (the "Consultant").

                                    RECITALS

       The Consultant has been an officer and director of the Company since its inception.

       The Consultant has gained valuable knowledge and experience as an officer and director of the Company, a nationally-recognized speaker and educator regarding radiology practice management and as a radiologist.

       The Company desires to benefit from such knowledge and experience by obtaining consulting services from the Consultant, and the Consultant is willing to provide such consulting services to the Company.

                                   AGREEMENT

       Based on the recitals set forth above and the mutual promises contained herein, the parties agree as follows:

                                   ARTICLE 1

       1.1 Engagement. The Company hereby engages the Consultant as consultant and advisor, effective on the date following the consummation of the Company's initial public offering of common stock under the Securities Act of 1933, as amended (the "Effective Time"), with respect to the matters specified herein, subject to the terms and conditions hereof, and for the compensation provided herein. The Consultant accepts this engagement, effective as of the Effective Time, as a consultant and advisor to the Company, subject to the terms and conditions hereof.

       1.2  Tasks and Duties.

            (a) Commitment. Throughout the Term (defined below), the Consultant shall devote 50% of the Consultant's professional time, energy, skill and efforts to the performance of the Consultant's tasks and duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, its subsidiaries and the medical practices, diagnostic imaging centers and other entities affiliated or that potentially
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                     may be affiliated with the Company.  The Consultant's
                     services as a director of the Company shall be separate from the commitment pursuant to this Agreement.

              (b) Tasks and Responsibilities of Parties. During the Term hereof, Consultant will be subject to the direction of the Company and will perform the consulting services requested by the Company, at times and places as are mutually agreed upon by Consultant and the Company; provided, however, that Consultant shall be available for assignments, meetings, and other projects during reasonable business hours with reasonable advance notice from the Company. Consultant's duties shall include, but not be limited to, assisting the Company in recruiting, screening, evaluating and recommending radiology practices and imaging centers for affiliation with or acquisition by the Company. In addition, Consultant shall assist the Company in its efforts to develop and expand its (i) networks through the addition of hospitals and/or managed care organizations,
                     (ii) strategic alliances with other health care providers and payors, (iii) relationships with equipment and supply vendors and (iv) plan for outsourcing imaging services from hospitals. In addition, during the Term hereof, Consultant will perform the duties associated with Chairman of the Company's Physician Advisory Board.

              (c) Standards of Duty. During the Term, the Consultant shall apply reasonable efforts and skills to his duties hereunder, at least consistent with such skills, duties, and efforts performed on behalf of the Company from the Company's inception through the date of this Agreement and shall make available to the Company his judgment and experience in the areas of radiology and radiology management services.

              (d) Cooperation. The Consultant shall use diligent efforts to aid the Company, its subsidiaries, and the medical practices they affiliate with in establishing and maintaining the Company's and its subsidiaries' goodwill and reputation with other medical groups, suppliers, customers, creditors, and the investment and business communities generally.

       1.3 Term. The Term (herein so called) hereof shall be for a period of one year from the Effective Time, and shall be automatically renewed for successive one year periods unless earlier terminated in accordance with the terms hereof.

       1.4    Compensation and Expenses.

              (a) Compensation. Subject to the terms and conditions hereof, in consideration of the consulting services to be rendered by the Consultant to the Company hereunder, and in consideration of the covenants of the Consultant set forth herein, the Company hereby agrees to pay the Consultant as compensation $112,500 per annum, payable monthly. The





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              Consultant shall be responsible for all federal, state and local income taxes, Social Security, FICA, FUTA and other amounts required by law. Consultant shall be eligible to participate in the Level I category of the Company's Cash Bonus Program.

       (b)    Stock Options.

              (i) On May 1, 1996, the Company granted to Consultant (who at that time was an employee of the Company) options under the Company's 1996 Stock Option Plan to purchase 200,000 shares of the Company's Common Stock at an exercise price of $0.125 per share (the "Muroff Options"). The Muroff Options are evidenced by that certain Notice of Grant of Stock Option and related exhibits and are subject to the terms and conditions set forth therein.

              (ii) In addition to the Muroff Options, the Consultant was granted options to purchase 30,000 shares of the Company's Common Stock at an exercise price of $0.125 per share outside of the Company's 1996 Stock Option Plan, (i) 10,000 of such options vest on May 1, 1997 and (ii) the remaining 20,000 options vest monthly over the 24 months immediately following May 1, 1997 provided that the Consultant is a member of the Company's Board of Directors on such dates. The Consultant recognizes and acknowledges that since he was an employee of the Company at the time he commenced service on the Company's Board of Directors, that he is ineligible to receive grants of options as a non-employee director pursuant to Article Three (or its successor) of the Company's 1996 Stock Option Plan. The options referenced in this section (b)(ii) are evidenced by that certain Notice of Grant of Stock Option and related exhibits and are subject to the terms and conditions set forth therein.

       (c) Payment and Reimbursement of Expenses. During the Term, the Company shall pay or reimburse the Consultant for all reasonable travel and other expenses incurred by the Consultant in performing the Consultant's obligations hereunder in accordance with the policies and procedures of the Company for its consultants and in the same manner as the Consultant was reimbursed as an employee prior to the Effective Time, provided that the Consultant properly accounts therefor in accordance with the regular policies of the Company. Any single expense (other than an air fare shown to be the best rate then available) in excess of the greater of (i) the threshold amount established by the Company immediately following the commencement of the Consultant's duties hereunder and on or near the annual anniversary of such date during the Term or (ii) $1,000 individually shall be approved in advance by the Company in writing.





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              (d)    Annual Review.  On each anniversary of the date of this
              Agreement, the Board of Directors will review Consultant's performance and compensation hereunder.

       1.5 Independent Contractor. While serving as a Consultant, the Consultant shall at all times be an independent contractor rather than a co-venturer, or employee of the Company or its subsidiaries.

       1.6 Termination. This Agreement will terminate upon the occurrence of any of the following events:

              (a)    the Consultant dies;

              (b) the Company, by written notice to the Consultant or his court-appointed guardian, after a determination by the Company's Board of Directors, terminates this Agreement due to the inability of the Consultant to perform the duties, tasks and responsibilities under this Agreement for a period exceeding 120 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician; provided, however, that prior to terminating this Agreement due to such disability, the Company shall give a written statement of findings to the Consultant or his court-appointed guardian setting forth specifically the nature of the disability and the resulting performance failures, and the Consultant shall have a period of ten (10) days thereafter to respond in writing to the Board of Directors' findings;

              (c) the Consultant is convicted of (or pleads guilty or nolo contendre to) a felony or any misdemeanor involving dishonesty or moral turpitude, after a determination by the Company's Board of Directors; provided, however, that prior to terminating this Agreement pursuant to this subsection, the Company shall give a written statement of findings to the Consultant setting forth specifically the grounds on which cause is based, and the Consultant shall have a period of ten (10) days thereafter to respond in writing to the Board of Directors' findings;

              (d) the willful and continued failure of the Consultant to substantially perform his services pursuant to the terms of this Agreement (other than any such failure resulting from illness or disability) after a written demand for substantial performance is requested by the Company's Board of Directors. Any such written demand must specifically identify the manner in which it is claimed that (i) the Consultant has not substantially performed his duties or (ii) the Consultant is willfully engaged in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company. For purposes of this section, no act or failure to act on the Consultant's part





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                     shall be considered "willful" if done, or omitted to be
                     done by the Consultant in good faith and with reasonable belief that the Consultant's action or omission was in the best interest of the Company. No termination shall be effected under this subsection (d) unless the Consultant has been provided with specific information in the form of a notice as to the acts or omissions which form the basis of the allegation of the reasons for termination and the Consultant has had an opportunity to be heard, with counsel if so desired, before the Board of Directors and such Board determines, by majority vote, in good faith that the Consultant acted or failed to act in a manner that constitutes grounds for termination.

              (e) anytime upon 30 days advance written notice from the Company;

              (f) the Consultant terminates this Agreement due to the default by the Company in the performance of any of its obligations hereunder and such default remains unremedied by the Company for a period of thirty (30) days following its receipt of written notice thereof from the Consultant; or

              (g) the Consultant voluntarily terminates this Agreement for any reason upon at least 30 days advance written notice.

       1.7    Effects of Termination.

              (a) Upon termination of this Agreement for any reason, the Company will pay Consultant all compensation owed to Consultant and unpaid through the date of termination (including expense reimbursements).

              (b) In addition, if this Agreement is terminated under Sections 1.6 (e) or (f), then the Company shall also pay Consultant a lump sum equal to six months of the then-applicable annual rate.

              (c) Upon termination of this Agreement for any reason, except termination pursuant to Section 1.6 (f), the Consultant agrees that for the one-year period following the termination of this Agreement:

                     (i) The Consultant shall not directly or indirectly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services to any person, firm, corporation or other business enterprise which is involved in the acquisition or management of radiology physician practices or other service company that provides management services in the area of radiology where the Company is operating at the time of termination, unless Consultant obtains the prior written consent of the Company's Board of Directors. Notwithstanding the





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                            foregoing, the Consultant shall not be prohibited
                            from continuing his (i) activities with respect to physician educational activities related to Educational Symposium or (ii) management, technical or other similar consulting to physician practices.


                     (ii) The Consultant will not directly or indirectly encourage or solicit, or attempt to encourage or solicit, any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective (individuals involved in discussions with the Company regarding employment arrangements) employees.

                     (iii) The Consultant will not induce or attempt to induce any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

              The Consultant acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding the Consultant from continuing to engage in such breach. If any restriction set forth in this paragraph is held to be unreasonable, then the Consultant and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

              1.8    General Provisions.

                     (a) Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

                     (b)  Entire Agreement.  This Agreement, including
                          Exhibit 1 attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter.

                     (c) Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.





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       (d)    Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Consultant, the Consultant's spouse, heirs, assigns, executors or personal or legal representatives (collectively, the "Consultant's Affiliates") against the Company or any Company Affiliate (defined below) after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Consultant or any Consultant Affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period.

       (e) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

       (f) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon the Company and its successors and permitted assigns and Consultant and Consultant's Affiliates whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

       (g) Governing Law. This Agreement shall be governed by and construed, interpreted and applied in accordance with the laws of the State of Texas, excluding any choice-of-law rules that would refer the matter to the laws of another jurisdiction.

       (h) Provisions Separable. The provisions hereof are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision hereof, or the application thereof to any situation or circumstance, shall be invalid or unenforceable in whole or in part, then the parties shall seek in good faith to replace any such legally invalid provision or portion thereof with a valid provision that, in effect, will most nearly effectuate the parties' intentions in entering into this Agreement.

       (i) The Consultant's Sole Remedy. The Consultant's and the Consultant Affiliates' sole remedy shall be against the Company (or any assignee or successor to all or substantially all the assets of the Company or any transferee in receipt of material assets of the Company transferred in





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              fraud of creditors (collectively, "Assigns")) for any Consultant
              Claim (defined below). The Consultant and the Consultant Affiliates shall have no claim or right of any nature whatsoever against any of the Company's or any of its subsidiaries' directors, officers, employees, direct and indirect stockholders, owners, trustees, beneficiaries or agents, irrespective of when any such person held such status (collectively, the "Company Affiliates") (other than Assigns) arising out of any Consultant Claim. The Consultant, on his own behalf and on behalf of the Consultant Affiliates, hereby releases and covenants not to sue any person other than the Company or its Assigns over any Consultant Claim. The Company Affiliates shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 1.8(i) (Consultant's Sole Remedy) against the Consultant and the Consultant Affiliates. Except as set forth in the immediately preceding sentence, nothing herein, express or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason hereof and no person who is not a party hereto may rely on the terms hereof.

                     Upon termination of the Consultant's engagement, the sole
              claim of the Consultant and the Consultant Affiliates against the Company and its Assigns for Consultant Claims will be for the amounts described in Section 1.4 (Compensation and Expenses) and
              Section 1.7 as applicable and the Consultant and the Consultant Affiliates shall have no claim against the Company or its Assigns for any Consultant Claim, other than those set forth in Sections
              1.4 and 1.7, or against any Company Affiliate (other than Assigns) for Consultant Claims, including without limitation any claim for damages of any nature, be they actual, direct, indirect, special, punitive or consequential. The Consultant, on his own behalf and on behalf of the Consultant Affiliates, hereby releases and covenants not to sue for, collect or otherwise recover any amount against the Company or its Assigns for any Consultant Claim, other than the amounts set forth in Sections
              1.4 and 1.7, or against any Company Affiliate (other than Assigns) for any Consultant Claim. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE LIMITATIONS ON THE CONSULTANT'S REMEDIES EXPRESSED IN THIS SECTION 1.8 (CONSULTANT'S SOLE REMEDY) APPLY WITHOUT LIMITATION TO CONSULTANT CLAIMS RELATING TO NEGLIGENCE.

                     "Consultant Claim" shall mean any claim, liability or
              obligation of any nature whatsoever arising out of this Agreement or an alleged breach of this Agreement or for any other claim arising out of the Consultant's engagement by the Company or the termination thereof; provided, however, that the term "Consultant Claim" shall not include claims arising (i) in favor of creditors of the Company generally, including claims arising out of any fraudulent conveyance or other transfer of assets in fraud of





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              creditors or (ii) as a result of fraud committed by the Company or any of its Assigns.

              (j)    Indemnification by the Company.

              (a) The Company shall indemnify the Consultant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Consultant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Consultant did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

              (b) Any indemnification under this subsection (j) shall be made by the Company only as authorized in the specific case upon its determination that indemnification of the Consultant is proper in the circumstances because he has met the applicable standard of conduct set forth in the preceding paragraph. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (2) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (3) by the stockholders. Expenses (including attorneys' fees) incurred by the Consultant in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company following final disposition of such action, suit or proceeding if it is determined that he is entitled to indemnification by the Company as specified in this subsection (j).

       1.9 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hardcopy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service (if appropriate receipt or other evidence of delivery is obtained), and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.





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       If to Consultant:                   Lawrence R. Muroff, M.D.
                                           801 Bayshore Boulevard
                                           Tampa, Florida 33606



       with a copy to:                     William Kalish, Esq.
                                           Kalish & Ward
                                           P.O. Box 71
                                           Tampa, Florida 33601-0071


       If to Company:                      American Physician Partners, Inc.
                                           2301 NationsBank Plaza
                                           901 Main Street
                                           Dallas, Texas 75202-3721
                                           Attention: Paul M. Jolas
                                           (214) 761-3150 (fax)

       2.0 Headings; Index. The headings of paragraphs and Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions hereof. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer hereto as a whole and not to any particular Article, Section or other subdivision.

       2.1 Voluntary Agreement. The Consultant acknowledges that he has had sufficient time and opportunity to read and understand this Agreement and to consult with his legal counsel and other advisors regarding the terms and conditions set forth herein.

       2.2 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

       2.3 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

       2.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.





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       IN WITNESS WHEREOF, the Company and Consultant have executed this
       Agreement, effective as of the day and year first above written.




       COMPANY                                    CONSULTANT

       AMERICAN PHYSICIAN PARTNERS, INC.
       a Delaware corporation

                                                  -----------------------------
                                                  Lawrence R. Muroff, M.D.
       By:
          --------------------------------
              Gregory L. Solomon                  Address:
              President & CEO                     801 Bayshore Boulevard
                                                  Tampa, Florida 33606